Exhibit(h)(3)

Amendment No. 3

To

Transfer Agency And Services Agreement

This Amendment No. 3 To Transfer Agency And Services Agreement, dated as of August 4, 2016 (“Amendment No. 3”), is being entered into by and between BNY Mellon Investment Servicing (US) Inc. (“BNYM”) and the investment companies listed on the signature page to this Amendment No. 3 (“Investment Companies”), on their own behalf and on behalf of each portfolio of each such Investment Company listed on Schedule A to the Amended Agreement (as defined below) (collectively, the “Funds”).

Background

BNYM and the Investment Companies previously entered into the Transfer Agency And Services Agreement, made as of December 19, 2013 (“Original Agreement”), Amendment No. 1 to the Original Agreement, dated September 1, 2014, and Amendment No. 2 to the Original Agreement, dated as of July 1, 2015 (collectively, the “Current Agreement”). The parties intend that upon the execution of this Amendment No. 3 that the Current Agreement be thereinafter amended as provided in this Amendment No. 3.

Terms

NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree to all statements made above and as follows:

1.     Modification to Current Agreement.  The Current Agreement is hereby amended by adding a new Section 16 which reads in its entirety as follows:

16.	Money Market Reform.

(a)    With respect to a Fund designated by the particular Fund as a money market fund (“MM Fund”), the Transfer Agent shall provide the services outlined in this Schedule B in accordance with the standard procedures of the Transfer Agent and such additional procedures as the MM Fund and the Transfer Agent mutually agree upon (the “MMR Procedures”).

(b)    The MMR Procedures shall include but shall not be limited to:

(i)	the number and times at which the NAV will be calculated;

(ii)	the process for changes in such NAV calculation times;

(iii)	the implementation or modification of liquidity fees when requested by a MM Fund;

(iv)	the imposition of “redemption gates” when directed by a MM Fund and the rejection of redemptions when such redemption gates are in place;

(v)	with respect to a MM Fund designated by the particular MM Fund as a “Retail Money Market Fund” (a “RMM Fund”):

(A)	procedures reasonably designed to restrict new shareholders of the RMM Fund to natural persons, and

(B)	the criteria to apply and documentation to require to determine whether a new RMM Fund account applicant is a natural person, including, to the extent the parties mutually agree, a valid social security number issued to that person, certain government-issued identification document such as a driver’s license or passport that bears a photograph of the person, and the exclusion of applicants with a corporate tax identification number;

(C)	The manner in which natural persons may invest in the RMM Fund, including, to the extent the parties mutually agree, through direct ownership, certain tax-advantaged savings accounts, trusts and other retirement and investment accounts, provided all beneficial owners of the accounts are natural persons; and

(D)	Procedures reasonably designed to assist a RMM Fund, when requested by the RMM Fund, to periodically review account documentation to verify each shareholder of the RMM Fund meets applicable eligibility requirements;

(vi)	Any additional reports with respect to the servicing of the money market funds that the parties mutually agree upon.

(c)    If in a Written Instruction reasonably acceptable to the Transfer Agent a RMM Fund indicates to the Transfer Agent that it has determined that a particular shareholder does not meet applicable shareholder eligibility requirements and directs the Transfer Agent to liquidate and close that shareholder’s account, the Transfer Agent will act in accordance with the Written Instruction.

(d)    The parties agree to work together to update such MMR Procedures from time to time as they determine necessary in order to maintain compliance with the laws, rules and regulations applicable to money market funds.

2.     Remainder of Current Agreement.  Except as specifically modified by this Amendment No. 3, all terms and conditions of the Current Agreement shall remain in full force and effect.

3.     Governing Law.  The governing law of the Current Agreement shall be the governing law of this Amendment No. 3.

4.     Entire Agreement.  This Amendment No. 3 constitutes the final, complete, exclusive and fully integrated record of the agreement of the parties with respect to the subject matter herein and the amendment of the Current Agreement with respect to such subject matter.

5.     Facsimile Signatures; Counterparts.  This Amendment No. 3 may be executed in one more counterparts; such execution of counterparts may occur by manual signature, facsimile signature, manual signature transmitted by means of facsimile transmission or manual signature contained in an imaged document attached to an email transmission; and each such counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed copies of this Amendment No. 3 or of executed signature pages to this Amendment No. 3 by facsimile transmission or as an imaged document attached to an email transmission shall constitute effective execution and delivery hereof and may be used for all purposes in lieu of a manually executed copy of this Amendment No. 3.

[Remainder Of Page Intentionally Blank — Signatures Appear On Following Page]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 3 To Transfer Agency And Services Agreement to be executed by their duly authorized officers, as of the day and year first above written.

BNY Mellon Investment Servicing (US) Inc. By: Name: Title:

Legg Mason Global Asset Management Trust

Legg Mason Global Asset Management Variable Trust

Legg Mason Investment Trust

Legg Mason Partners Equity Trust

Legg Mason Partners Income Trust

Legg Mason Partners Institutional Trust

Legg Mason Partners Money Market Trust

Legg Mason Partners Variable Equity Trust

Legg Mason Partners Variable Income Trust

Legg Mason Tax-Free Income Fund

Western Asset Funds, Inc.

On behalf of each Investment Company and each Fund in its individual and separate capacity, and not on behalf of any other Investment Company or Fund

By:   /s/ Jane Trust

Name:     Jane Trust

Title:     President